Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES FURTHER OPERATIONAL MOMENTUM IN THE QUARTER; $1 BILLION
DISTRIBUTION TO SHAREHOLDERS COMPLETED

Remainco first quarter production increased 9% year-over-year and 1% sequentially to 285 MMcfe/d, despite significant Alaska oil inventory build

New record production rates at Buffalo Wallow, Wild River and Greater Vermejo/Haley areas

Significant drilling success announced at Greater Vermejo/Haley area

Cotton Valley acquisition replaced estimated 2006 production creating third major development play within the Company’s portfolio

Remainco production expense decreased 14% year-over-year and 12% sequentially to $1.64 per Mcfe

DENVER, COLORADO – May 8, 2006 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter 2006. For the quarter ended March 31, 2006, the Company reported the following highlights:

•      The distribution of Forest’s offshore Gulf of Mexico operations and merger with a subsidiary of Mariner Energy, Inc.

•      Cotton Valley assets were acquired for $255 million on March 31

•      Remainco (Forest pro forma for the Mariner transaction) net production increased 1% sequentially to 285 MMcfe/d, despite being negatively impacted by a 123,000 Bbl (8 MMcfe/d effect) increase in Alaska oil inventory

•      Remainco discretionary cash flow of $104 million

•      Remainco adjusted EBITDA of $117 million

H. Craig Clark, President and CEO, stated, “The distribution of our Gulf of Mexico assets and merger with Mariner Energy completed an important phase in the repositioning of our portfolio to make Forest primarily an onshore North American company focused on assets with low-risk, multi-year, multi-rig drilling programs. Our onshore portfolio was further enhanced in the first quarter with the East Texas Cotton Valley acquisition which essentially replaces estimated production for 2006 and provides another growth asset with a multi-year, multi-rig drilling program. Our “Big Three” primary growth areas (Buffalo Wallow, Wild River, Cotton Valley) are performing well in addition to several other new growth areas, notably Greater Vermejo/Haley. Through the continued development of our high quality asset base, we are showing good progress on our organic growth goals.”

SPIN-OFF

On February 10, 2006, Forest announced a special dividend, which consisted of approximately 50.6 million shares of Forest Energy Resources, Inc. (Spinco), representing 100% of the subsidiary that held Forest’s offshore Gulf of Mexico operations. The special dividend was distributed to Forest shareholders of record as of February 21, 2006. Pursuant to the terms of the special dividend and the merger with Mariner Energy, Inc. (Mariner), each Forest shareholder of record on February 21, 2006 ultimately received .8093 shares of Mariner common stock. The transaction was non-taxable to Forest and its shareholders and closed on March 2, 2006. The value of the Mariner shares ultimately received by Forest’s shareholders in connection with the special dividend was in excess of $1 billion based on the closing price of Mariner’s stock on March 2, 2006.

Mariner is a separately traded public company that now owns and operates the combined businesses of Mariner and Forest’s offshore Gulf of Mexico operations, and Mariner’s common stock is traded on the New York Stock Exchange under the symbol “ME”.

ACCOUNTING TREATMENT OF THE SPIN-OFF

On April 7, 2006, Forest wrote to the Office of the Chief Accountant of the U.S. Securities and Exchange Commission (Office of the Chief Accountant) requesting concurrence with Forest’s accounting treatment of the spin-off transaction with Mariner, including the appropriate accounting adjustments to Forest’s full cost pool. Forest sent follow-up correspondence to the Office of the Chief Accountant on April 27, 2006 and May 4, 2006. Forest and representatives of its independent auditor have also had teleconferences with the staff of the Office of the Chief Accountant. The Office of the Chief Accountant has not, however, reached a final decision regarding whether it concurs with Forest’s accounting treatment of the effect of the transaction on the full cost pool and goodwill. The results described in this press release and in the attached financial statements reflect the treatment that Forest believes to be appropriate.

REMAINCO EARNINGS

The following discussion pertains only to Remainco activities for 2005 and 2006 and are non-GAAP measures. See “Non-GAAP Financial Measures” below for further information. For the quarter ended March 31, 2006, Forest estimates that Remainco had a net loss of $1.9 million or a $.03 loss per basic share. This amount compares to net earnings of $6.0 million or $.10 per basic share in the corresponding period in 2005. The net loss in the first quarter of 2006 was affected by the following items:

•      Unrealized losses on derivative instruments of $34.0 million ($20.8 million after-tax)

•      Stock-based compensation recorded in connection with the Mariner transaction of $5.9 million ($3.6 million after-tax)

•      Non-recurring spin-off and merger costs associated with the Mariner transaction in the amount of $5.4 million ($5.4 million after-tax)

•      Income from discontinued operations of $3.6 million ($2.4 million after-tax)

Without the effect of these items, Remainco’s net earnings would have been $25.5 million, or $.41 per basic share.

This amounts compares to net earnings of $9.7 million or $.16 per basic share in the corresponding 2005 period computed on a comparable basis excluding unrealized losses on derivative instruments of $6.0 million ($3.7 million after-tax).

DISCUSSION OF REMAINCO Results

For the first quarter ended March 31, 2006, Remainco oil and gas sales volumes increased approximately 9% compared to the corresponding period in 2005. Due to inclement weather and tanker scheduling, the scheduled shipment of Forest’s Alaska oil production at the end of March 2006 was delayed until April 2, 2006. The effect of this delay caused reported sales volumes to be lower than production volumes, by approximately 123,000 Bbls or 8 MMcfe/d for the three months ended March 31, 2006.

Remainco oil and gas sales increased 25% during the first quarter of 2006 to $172.8 million from $138.0 million. The increase was a result of increased oil and gas sales volumes and higher oil and gas prices but was partially offset by higher gas differentials. Remainco’s differential to NYMEX prices for natural gas increased to $2.49 per Mcf in the first quarter 2006 as compared with $1.00 in the first quarter of 2005. The increase was the result of unseasonably warm weather in the producing regions of the Western U.S. coupled with supply and demand factors resulting from the increase in NYMEX gas prices.

Remainco lease operating expenses (LOE), which includes direct operating expense and overhead, and workovers, decreased 13% to $27.0 million for the quarter ended March 31, 2006 from $31.2 million for the corresponding period in 2005. On a per-unit basis, Remainco LOE decreased 20% to $1.06 per Mcfe in 2006 from $1.33 per Mcfe in 2005. The decrease is primarily attributable to cost reduction initiatives and a higher percentage of production from new gas properties which have lower operating costs.

Remainco production and property taxes increased to $10.6 million or 14% during the first quarter of 2006 compared to the prior year’s first quarter. The increases was attributable to higher commodity prices in 2006 compared to the first quarter of 2005. As a percentage of oil and natural gas revenue, excluding hedging losses, production and property taxes for the three months ended March 31, 2006 for Remainco was 5.7% and in the comparable period of 2005 was 6.6%. The decreased rate was a result of severance tax relief on tight sand gas wells.

Remainco general and administrative expense increased 63% to $16.8 million for the quarter ended March 31, 2006 compared to $10.3 million for the corresponding period in 2005. The increase resulted primarily from additional stock-based compensation expense of $7.7 million offset by a non-cash $1.8 million reduction in estimated post-retiree medical benefit liability because of the Forest employees who left in connection with the Mariner transaction.

On a per-unit basis, the depreciation and depletion rate for Remainco was $2.08 per Mcfe for the quarter ended March 31, 2006 compared to $2.13 per Mcfe in the corresponding period in 2005. Depreciation and depletion expense increased 6% to $53.2 million for the quarter ended March 31, 2006 from $50.1 million for the corresponding period in 2005 due to increased production.

During the quarter, Remainco recorded merger related costs of $5.4 million, consisting primarily of professional service fees, associated with the Mariner transaction. Also during the quarter, Remainco received a $3.6 million contingent payment ($2.4 million after-tax) associated with the sale of its Canadian marketing subsidiary in March 2004, which was accounted for as income from discontinued operations.

Net debt increased to $1.02 billion during the quarter due primarily to $285 million of expenditures on three acquisitions in the quarter.

Certain Comparative Financial and Operating Data

The following table sets forth Forest’s production data for the three months ended March 31, 2006 and 2005 displayed for both Remainco and Spinco:

	Three Months Ended March 31,
	2006	2005
Daily natural gas sales volumes (MMcf):
U.S. Remainco	103.2	84.6
Canada	63.7	49.0
Total Remainco	166.9	133.6

Spinco	70.9	174.1
Total	237.8	307.7

Daily liquids sales volumes (MBbls):
U.S. Remainco	16.5	17.5
Canada	3.2	3.7
Total Remainco	19.7	21.2

Spinco	3.0	10.6
Total	22.7	31.8

Equivalent daily sales volumes (MMcfe):
U.S. Remainco	202.2	189.6
Canada	82.9	71.2
Total Remainco	285.1	260.8

Spinco	88.9	237.7
Total	374.0	498.5

Average Sales Prices

The following table reflects sales price information for the three months ended March 31, 2006 and 2005 displayed for both Remainco and Spinco:

	Remainco		Spinco		Total Company
	2006	2005	2006	2005	2006	2005
NATURAL GAS:
NYMEX (per MMbtu) (1)	$9.00	6.27	9.00	6.27	9.00	6.27
Sales price received (per Mcf)	6.51	5.27	8.46	6.24	7.09	5.82

Effects of energy derivatives (per Mcf) (2)	(0.51)	(0.10)	(2.65)	(0.35)	(1.15)	(0.24)
Average sales price (per Mcf)	$6.00	5.17	5.81	5.89	5.94	5.58

Natural gas sales volumes	15,020	12,017	6,378	15,673	21,398	27,690

LIQUIDS:
OIL AND CONDENSATE:
NYMEX (per Bbl) (1)	$63.54	49.85	63.54	49.85	63.54	49.85
Sales price received (per Bbl)	56.64	43.87	60.18	47.04	57.09	44.82
Effects of energy derivatives (per Bbl) (2)	(4.99)	(1.78)	(27.95)	(16.40)	(7.89)	(6.15)
Average sales price (per Bbl)	$51.65	42.09	32.23	30.64	49.20	38.67
NATURAL GAS LIQUIDS:
Average sales price (per Bbl)	$32.10	27.32	36.83	27.89	32.85	27.59

Oil and condensate sales volumes (MBbls)	1,334	1,610	193	687	1,527	2,297

Natural gas liquids sales volumes (MBbls)	433	295	82	268	515	563

Average sales price (per Mcfe)	$6.74	5.89	5.77	5.65	6.51	5.77

Total sales volumes (MMcfe)	25,622	23,447	8,028	21,403	33,650	44,850

(1)           Price differentials for the first quarter of 2006 were $1.91 per Mcf for natural gas and $12.56 per Bbl for liquids compared to price differentials of $.45 and $8.42 for natural gas and liquids, respectively, in 2005. Differentials increased due to continued disruptions from the hurricanes in 2005 and significantly increased NYMEX prices.

(2)           Energy derivatives (commodity swaps and collars) were transacted to hedge the price of spot market volumes against price fluctuations. Included in the effects of energy derivatives is a $15.2 million derivative loss settled in the fourth quarter of 2005 but recognized in the first quarter of

2006 to correspond with the timing of the production that was deferred by Hurricanes Katrina and Rita.

Production Expense by Component

The components of oil and gas production expense attributable to Remainco and Spinco were as follows:

Remainco	Three Months Ended March 31,
	2006	Per Mcfe	2005	Per Mcfe
	(in thousands, except per unit amounts)
Direct operating expense and overhead	$24,919	0.98	26,053	1.11
Workovers	2,116	0.08	5,185	0.22
Lease operating expense	27,035	1.06	31,238	1.33

Production and property taxes	10,577	0.41	9,304	0.40
Transportation costs	4,385	0.17	4,330	0.18

Total	$41,997	1.64	44,872	1.91

Spinco	Three Months Ended March 31,
	2006	Per Mcfe	2005	Per Mcfe
	(in thousands, except per unit amounts)
Direct operating expense and overhead	$9,535	1.19	14,758	0.69
Workovers	8,761	1.09	1,864	0.09
Lease operating expense	18,296	2.28	16,622	0.78

Production and property taxes	151	0.02	593	0.03
Transportation costs	344	0.04	842	0.04

Total	$18,791	2.34	18,057	0.85

Total Company	Three Months Ended March 31,
	2006	Per Mcfe	2005	Per Mcfe
	(in thousands, except per unit amounts)
Direct operating expense and overhead	$34,454	1.03	40,811	0.91
Workovers	10,877	0.32	7,049	0.16
Lease operating expense	45,331	1.35	47,860	1.07

Production and property taxes	10,728	0.32	9,897	0.22
Transportation costs	4,729	0.14	5,172	0.12

Total	$60,788	1.81	62,929	1.41

Capital Activities

In the first quarter of 2006, Remainco invested $153 million in exploration and development activities. During the quarter, the Western region spent approximately $15 million more than recent quarters in the Greater Vermejo/Haley area due to increased activity and the purchase of additional leasehold. Canada’s capital spending was accelerated in the quarter in advance of spring breakup. The following table summarizes capital expenditures incurred in the first quarter of 2006 for exploration and development, and acquisition activities (in millions).

	U.S. Remainco	Canada	International	Total Remainco	Spinco	Total Company
Exploration and development	$102	50	1	153	36	189
Acquisitions	285	—	—	285	—	285

Total	$387	50	1	438	36	474

CONSOLIDATED EARNINGS

For the quarter ended March 31, 2006, Forest reported net earnings of $3.7 million or $.06 per basic share. The results included two months of Spinco operations prior to the spin-off. This amount compares to net earnings of $38.9 million or $.65 per basic share in the corresponding period in 2005. Net earnings in the first quarter of 2006 were affected by the following items:

•      Unrealized losses on derivative instruments of $24.1 million ($14.8 million after-tax)

•      Stock-based compensation recorded in connection with the Mariner transaction of $5.9 million ($3.6 million after-tax)

•      Non-recurring spin-off and merger costs associated with the Mariner transaction in the amount of $5.4 million ($5.4 million after-tax)

•      Income from discontinued operations of $3.6 million ($2.4 million after-tax)

Without the effect of these items, Forest’s net earnings would have been $25.1 million, or $.40 per basic share. See “Non-GAAP Financial Measures” below for further information.

These amounts compare to net earnings of $43.0 million or $.71 per basic share in the corresponding 2005 period computed on a comparable basis excluding unrealized losses on derivative instruments of $6.6 million ($4.1 million after-tax).

DISCUSSION OF CONSOLIDATED RESULTS

For the first quarter ended March 31, 2006, oil and gas sales volumes decreased approximately 25% compared to the corresponding period in 2005. The decrease was the result of the deferral of offshore production due to Hurricanes Katrina and Rita and the spin-off and merger of Spinco with Mariner as Forest only recorded production from Spinco for the first 59 days of 2006.

The decrease in total oil and gas sales revenue of 15% for the first quarter 2006 as compared to 2005 was due to the 25% decrease in production offset by a 13% increase in the average realized sales price. The average realized sales prices for the periods presented include losses recognized on Forest’s derivative instruments designated as cash flow hedges. For the three months ended March 31, 2006, Forest recognized as a reduction in revenue, losses from cash flow hedges of $36.7 million compared to losses from cash flow hedges of $20.8 million during the same period in the prior year. The recognized losses in the first quarter of 2006 include $15.2 million in derivative losses settled in the fourth quarter of 2005 but recognized in the first quarter of 2006 to correspond with the timing of the production that was deferred by Hurricanes Katrina and Rita.

Lease operating expenses decreased 5% to $45.3 million for the quarter ended March 31, 2006 from $47.9 million for the corresponding period in 2005. On a per-unit basis, LOE increased to $1.35 per Mcfe or 26% during the first quarter 2006 compared to the prior year. The increase in LOE on an equivalent Mcf basis for the three months ended March 31, 2006 is primarily due to the deferral of offshore Gulf of Mexico production as a result of hurricane activity causing down time in the first quarter 2006.

Production and property taxes increased to $10.7 million or 8% during the first quarter of 2006 compared to the prior year’s first quarter. The increases were attributable to higher commodity prices in 2006 compared to the first quarter of 2005. As a percentage of oil and natural gas revenue, excluding hedging losses, production and property taxes for the three months ended March 31, 2006 was 4.2% and in the comparable period of 2005 was 3.5%. The increased rate is a result of a greater percentage of production coming from onshore U.S. fields in 2006 compared to 2005.

General and administrative expense increased 59% to $17.1 million for the quarter ended March 31, 2006 compared to $10.8 million for the corresponding period in 2005. The increase resulted primarily from additional stock-based compensation expense of $7.7 million offset by a non-cash $1.8 million reduction in estimated post-retiree medical benefit liability because of the Forest employees who left in connection with the Mariner transaction.

Depreciation and depletion expense decreased 19% to $77.7 million for the quarter ended March 31, 2006 from $96.3 million for the corresponding period in 2005 due to decreased production. On a per-unit basis, the depreciation and depletion rate was $2.31 per Mcfe for the quarter ended March 31, 2006 compared to $2.15 per Mcfe in the corresponding period in 2005. The increase for the three months ended March 31, 2006 compared to the prior year is primarily due to a higher percentage of Canadian production, which has higher per-unit depletion rates.

This increase was partially offset by lower U.S. depletion rates in the month of March as a result of the spin-off.

During the quarter, Forest recorded merger related costs of $5.4 million, consisting primarily of professional service fees, associated with the Mariner transaction. Also during the quarter, Forest received a $3.6 million contingent payment ($2.4 million after-tax) associated with the sale of its Canadian marketing subsidiary in March 2004, which was accounted for as income from discontinued operations.

DERIVATIVES

During the first quarter of 2006, because a portion of Forest’s natural gas derivatives no longer qualified for hedge accounting and to increase clarity in its financial statements, Forest elected to discontinue hedge accounting on all of its remaining cash flow hedges. This change in reporting will have no impact on Forest’s reported cash flows, although future results of operations will be affected by mark-to-market gains and losses which fluctuate with volatile oil and gas prices.

The net mark-to-market loss on Forest’s remaining swaps and collars that qualified for cash flow hedge accounting at the date the decision was made to discontinue hedge accounting is suspended in accumulated other comprehensive income and will be amortized into oil and gas revenues as the original forecasted hedged oil and gas production occurs in 2006. Amortization of the net deferred losses will be recorded in 2006 as follows:

(In Thousands)
Second Quarter 2006	$1,677
Third Quarter 2006	2,250
Fourth Quarter 2006	3,207
Total	$7,134

In future periods, Forest will recognize all unrealized mark-to-market gains and losses and all realized gains and losses as separate line items in the income statement as part of other income and expense.

Forest currently has derivatives in place for 2006 and 2007 covering the aggregate average daily volumes and weighted average prices shown below.

	2006		2007
Natural gas swaps:
Contract volumes (Bbtu/d)	10.0	(1)	—
Weighted average price (per MMBtu)	$5.51		—

Natural gas collars:
Contract volumes (Bbtu/d)	50.0		15.0	(1)
Weighted average ceiling price (per MMBtu)	$11.88		$10.85
Weighted average floor price (per MMBtu)	$7.43		$9.60

Oil swaps:
Contract volumes (MBbls/d)	4.0	(1)	—
Weighted average price (per Bbl)	$31.58		—

Oil collars:
Contract volumes (MBbls/d)	5.5	(2)	1.0
Weighted average ceiling price (per Bbl)	$65.87		$85.00
Weighted average floor price (per Bbl)	$46.73		$65.00

(1)     Represents volumes associated with Forest’s acquisition activities.

(2)     1.0 of the 5.5 MBbls/d of oil collar volumes are associated with Forest’s acquisition activities.

OPERATIONAL PROJECT UPDATE

Western Business Unit

Buffalo Wallow Area, Texas Panhandle (66-100% WI) – During the first quarter, Forest completed 12 wells with a 100% success rate and had 7 wells in progress at the end of the quarter, including new activity in offset areas. Initial production rates for all wells drilled since acquiring the property in April 2005 have averaged 3.6 MMcfe/d. Net production in this area increased to 36 MMcfe/d in the first quarter. Additional acreage was added in the first quarter and a fifth drilling rig was deployed in the field at the start of the second quarter. A sixth drilling rig is anticipated in the 3rd quarter of this year.

Greater Vermejo/Haley Area, West Texas (42-100% WI) – Forest added to its acreage holdings in the first quarter, increasing its total to approximately 39,500 gross acres. In the first quarter, Forest completed 1 re-entry project and 2 new drilling wells and cased an additional drilling well. The re-entry tested 4 MMcfe/d and the first drilling well tested 7 MMcfe/d without fracture stimulation. The second drilling well was tested at 7 MMcfe/d. A third well is currently being fracture stimulated and a fourth well is drilling. Net production in this area increased to 23 MMcfe/d in the first quarter without the effect of the 2 new drilling wells. Based on recent success, Forest is considering adding an additional drilling rig in 2006.

Central Midland Basin, West Texas (25-100% WI) – A total of 7 wells were drilled in the first quarter with a 100% success rate. Most of these were shallow oil wells which involved infill and step-out drilling. Early results from downspacing to 40 and 20 acres yielded Forest’s best well to date in the Tex-Mex Field which tested 240 Bbls/d. There are approximately 150 locations currently identified in this area as well as waterflood potential.

Wild Rose/Wamsutter Area, SW Wyoming (30-100% WI) – Approval for 80 acre spacing has recently been received. The first 4 wells have been drilled and cased with an average initial production rate of approximately 1.6 MMcfe/d. Approximately 25 to 50 locations have been identified for development drilling.

Canada Business Unit

Wild River Area, Alberta, Canada (25-100% WI) – The Wild River area continues to be Forest’s most active area in Canada with production records set again in the first quarter. Net production in this area increased to 30 MMcfe/d in the first quarter. A total of 14 wells have been drilled in 2006 with a 100% success rate. There are currently 10 wells awaiting completion of pipeline connection.

Ansell Area, Alberta, Canada (50% WI) – Following the first discovery well in 2005, 3 additional delineation wells have been cased with the first 2 wells testing between 2.5–4.5 MMcfe/d. The two remaining wells will be completed after spring break-up. Forest’s acreage position has now been increased to 23,000 gross acres. A 3-D seismic survey is also being acquired.

Evi-Loon Field, Alberta, Canada (100% WI) – Shallow oil well drilling resumed in the first quarter following the 3 successful tests in 2005 which produced 60–80 Bbls/d. There are currently 52 locations identified on Forest’s 10,600 acre position.

Waterton Area, Alberta Foothills (31% WI) – The Waterton 10–30 tested 14 MMcfe/d. A new production facility installation is expected to be completed in the second quarter 2006.

Palliser/Copton Area, Alberta Foothills (50-57% WI) – Two wells were drilled and cased in the first quarter. The first well was completed at 1.5 MMcfe/d. Completion and pipeline operations should resume after spring break-up.

Narraway Area, Alberta Foothills (50-100% WI) – The Narraway 13–2 well completion tested 4.8 MMcfe/d. This well should be tied-in after spring break-up.

Southern Business Unit

Cotton Valley Area, East Texas (52-100% WI) – Forest closed on its Cotton Valley acquisition on March 31, 2006 and immediately took over operations. Since taking over operations, Forest has completed 2 Cotton Valley wells and initiated commingling of Cotton Valley sands. Two additional wells are now being completed and two rigs are actively drilling. Forest expects to increase activity in the area to four rigs by year end.

Katy Field, Walker County, Texas (52% WI) – A recent recompletion to the Middle Wilcox tested 1.9 MMcfe/d. There are 3 Middle Wilcox and 7 Frio wells planned for 2006.

West White Lake Field, Vermilion Parish, LA (100% WI) – First quarter recompletions added 3.8 MMcfe/d. Additional prospects are planned in 2006. Forest was successful bidder on 2 adjacent state tracts.

Barnett Shale, Hill, Erath and Hamilton Counties, Texas (95% WI) – Forest consummated a purchase of 5,800 gross acres in the Barnett Shale in Hill, Erath and Hamilton Counties, Texas. This increased Forest’s total Barnett Shale acreage to 11,800 gross acres. The purchase also has an option to lease up to an additional 10,000 gross acres in these counties.

Alaska Business Unit

Onshore Cook Inlet Exploration Program (100% WI) – The 2005-2006 winter seismic program is nearing completion. 100 miles of proprietary 2-D and 25 square miles of 3-D is being acquired onshore Cook Inlet. An additional 100 miles of proprietary 2-D seismic is being acquired on Forest’s 857,000 acre position in the Susitna Basin.

2006 GUIDANCE

There are no changes to the 2006 guidance provided in Forest’s press release dated April 3, 2006.

PRO FORMA

Forest presents pro forma statements of operations for Remainco. The following unaudited pro forma statements of operations of Forest presents the operating results of Remainco for the three months ended March 31, 2006 and 2005 giving effect to the spin-off.

The historical financial information of Forest set forth below has been derived from the historical unaudited consolidated financial statements of Forest and the Quarterly Report that will be filed on Form 10-Q for the quarter ended March 31, 2006.

The unaudited pro forma statements of operations presented do not purport to represent what the results of operations or financial position of Remainco would actually have been had the transaction occurred at the beginning of each period presented, or to project the results of operations or financial position of Forest for any future periods. The adjustments to present the pro forma results of Remainco is based on available information and certain assumptions that management believes are reasonable. Management believes this information allows for a more comprehensive comparison of Remainco’s results in 2006 and 2005.

FOREST OIL CORPORATION

Pro Forma Statements of Operations
(Unaudited)

	For the Three Months Ended March 31, 2006				For the Three Months Ended March 31, 2005
	Total	Spinco		Remainco	Total	Spinco		Remainco
	(In thousands, except per share amounts)
Revenue:
Oil and gas sales	$219,096	46,289	(a)	172,807	258,870	120,843	(a)	138,027
Marketing, processing, and other	2,350	(13)	(a)	2,363	1,421	—	(a)	1,421
Total revenue	221,446	46,276		175,170	260,291	120,843		139,448

Operating expenses:
Production expense	60,788	18,791	(a)	41,997	62,929	18,057	(a)	44,872
General and administrative	17,136	298	(b)	16,838	10,756	439	(b)	10,317
Depreciation and depletion	77,668	24,423	(c)	53,245	96,276	46,172	(c)	50,104
Accretion of asset retirement obligations	3,352	2,101	(d)	1,251	4,277	3,101	(d)	1,176
Impairments	—	—		—	2,924	—	(e)	2,924
Spin-off and merger costs	5,416	—	(f)	5,416	—	—		—
Total operating expenses	164,360	45,613		118,747	177,162	67,769		109,393
Earnings from operations	57,086	663		56,423	83,129	53,074		30,055

Other income and expense:
Interest expense	15,151	1,385	(g)	13,766	14,499	1,022	(g)	13,477
Unrealized losses on derivative instruments, net	24,114	(9,841)	(h)	33,955	6,580	629	(h)	5,951
Realized losses on derivative instruments, net	3,915	43	(i)	3,872	532	441	(i)	91
Other expense, net	860	—		860	1,401	68		1,333
Total other income and expense	44,040	(8,413)		52,453	23,012	2,160		20,852

Earnings before income taxes and discontinued operations	13,046	9,076		3,970	60,117	50,914		9,203
Income tax expense:
Current	1,002	298	(j)	704	1,557	1,319	(j)	238
Deferred	10,795	3,205	(j)	7,590	19,689	16,675	(j)	3,014
Total income tax expense	11,797	3,503	(j)	8,294	21,246	17,994	(j)	3,252

Earnings from continuing operations	1,249	5,573		(4,324)	38,871	32,920		5,951
Income from discontinued operations, net of tax	2,422	—		2,422	—	—		—
Net earnings	$3,671	5,573		(1,902)	38,871	32,920		5,951

Weighted average number of common shares outstanding:
Basic	62,115			62,115	60,209			60,209
Diluted	63,170			63,170	62,088			62,088

Basic net earnings per common share:
Earnings from continuing operations	$0.02			(0.07)	0.65			0.10
Income from discontinued operations, net of tax	0.04			0.04	—			—
Net earnings per common share	$0.06			(0.03)	0.65			0.10

Diluted net earnings per common share:
Earnings from continuing operations	$0.02			(0.07)	0.63			0.10
Income from discontinued operations, net of tax	0.04			0.04	—			—
Net earnings per common share	$0.06			(0.03)	0.63			0.10

(a)           To allocate revenue and production expense directly attributable to the oil and gas operations of Remainco and Spinco.

(b)           To allocate salaries and other direct general and administrative expenses attributable to Remainco and Spinco. The Spinco allocation includes only general and administrative costs directly related to Forest’s offshore Gulf of Mexico operations. Accordingly, no reductions were assumed for general corporate overhead costs, such as indirect personnel costs, professional services, cost of public ownership, insurance and accounting which occurred subsequent to the spin-off.

(c)           To allocate depreciation and depletion to give effect to the reduction in Remainco’s consolidated full cost pool and a reduction in production volumes.

(d)           To allocate accretion expense attributable to asset retirement obligations associated with assets specifically related to Remainco and Spinco.

(e)           The impairment in 2005 relates to certain concessions in Romania, therefore a Remainco event.

(f)            Non-recurring spin-off and merger costs.

(g)           To allocate interest expense to give effect to the repayment of a portion of Forest’s outstanding credit facilities using the approximate $200 million in proceeds received from Spinco at the time of the spin-off.

(h)           To mark-to-market the changes in the fair value of derivative instruments that did not qualify for cash flow hedge accounting treatment and allocated to Remainco and Spinco based upon the initial designation of the derivative instrument.

(i)            Realized losses on derivative instruments that did not qualify for cash flow hedge accounting treatment and allocated to Remainco and Spinco based upon the initial designation of the derivative instrument.

(j)            To allocate income tax to Remainco and Spinco based on the Forest effective deferred federal and state tax rates, relative to the first quarter of 2006 and 2005, respectively, after taking the non-deductibility of the spin-off and merger costs in 2006 into account.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (“GAAP”), Forest has provided net income adjusted for certain items, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net income and net income adjusted for certain items are provided in the paragraphs in which the non-GAAP measure is presented. Net income excluding the effects of certain items should not be considered a substitute for net income as reported in accordance with GAAP.

Forest presents discretionary cash flow on an historical and pro forma basis, which consists of net cash provided by operating activities excluding amortization of deferred derivative losses, changes in accounts receivable, other current assets, accounts payable, and accrued interest and other current liabilities. Forest further presents adjusted EBITDA which consists of discretionary cash flow excluding interest expense, current income taxes, and other non-cash items. Management uses these measures to assess the Company’s ability to generate cash to fund exploration and development activities. Management interprets trends in these measures in a similar manner as trends in cash flow and liquidity. Discretionary cash flow and adjusted EBITDA should not be considered as an alternative to net cash provided by operating activities presented in accordance with GAAP (in thousands).

	Three Months Ended March 31,
	2006	2005
Net cash provided by operating activities	$114,535	136,083
Amortization of deferred derivative losses	(15,204)	—

Changes in operating assets and liabilities:
Accounts receivable	13,988	6,243
Other current assets	20,716	1,599
Accounts payable	6,499	35,543
Accrued interest and other current liabilities	(11,506)	(11,985)
Discretionary cash flow	129,028	167,483

Interest expense	15,151	14,499
Current income taxes	1,002	1,557
Other non-cash items	(886)	1,262
Adjusted EBITDA	$144,295	184,801

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus interest expense, income tax expense – continuing operations, income tax expense – discontinued operations, depreciation and depletion, accretion of asset retirement obligations, stock-based compensation, impairments, unrealized losses on derivative instruments, net. Management sometimes uses adjusted EBITDA as a measure of operational performance. Adjusted EBITDA should not be considered as an alternative to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA (in thousands):

	Three Months Ended March 31,
	2006	2005
Net earnings	$3,671	38,871
Interest expense	15,151	14,499
Income tax expense - continuing operations	11,797	21,246
Income tax expense - discontinued operations	1,227	—
Depreciation and depletion	77,668	96,276
Accretion of asset retirement obligations	3,352	4,277
Stock-based compensation	7,315	128
Impairments	—	2,924
Unrealized losses on derivative instruments, net	24,114	6,580
Adjusted EBITDA	$144,295	184,801

REMAINCO NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of pro forma net earnings for Remainco to adjusted EBITDA and discretionary cash flow for Remainco:

	Three Months Ended March 31,
	2006	2005
Net earnings	$(1,901)	5,951
Income tax expense - continuing operations	8,294	3,252
Income tax expense - discontinuing operations	1,227	—
Unrealized losses on derivative instruments, net	33,955	5,951
Interest expense	13,766	13,477
Impairments	—	2,924
Accretion of asset retirement obligations	1,251	1,176
Depreciation and depletion	53,245	50,104
Stock based compensation	7,315	128
Adjusted EBITDA	117,152	82,963

Interest expense	(13,766)	(13,477)
Other cash flows from operating activities, net	886	(1,262)
Current income tax expense	(704)	(238)
Discretionary cash flow	$103,568	67,986

In addition to total debt, Forest also presents net debt, which consists of principal amount of long-term debt less cash and cash equivalents on hand at the end of the period. Management uses this measure to assess the Company’s indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce amounts drawn on the credit facility. The following table sets forth the components of net debt as of March 31, 2006 and December 31, 2005 (in millions):

	March 31, 2006		December 31, 2005
	Principal	Book (1)	Principal	Book (1)
Credit facilities	$327	327	154	154
8% Senior notes due 2008	265	270	265	270
8% Senior notes due 2011	285	297	285	298
7 3/4% Senior notes due 2014	150	162	150	163
Total long-term debt	1,027	1,056	854	885

Cash and cash equivalents	6	6	7	7

Net debt	$1,021	1,050	847	878

(1)           Book amounts include the principal amount of long-term debt adjusted for unamortized gains on interest rate swaps of $24.3 million and $25.5 million at March 31, 2006 and December 31, 2005, respectively, and an unamortized net premiums on issuance of $5.3 million and $5.5 million March 31, 2006 and December 31, 2005, respectively.

TELECONFERENCE CALL

Forest Oil Corporation management will hold a teleconference call on Tuesday, May 9, 2006, at 12:00 pm MT to discuss the items described in this press release. If you would like to participate please call 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 8496487).

A replay will be available from Tuesday, May 9, 2006 through May 16, 2006. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 8496487.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation in the cost of or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

May 8, 2006

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2006	December 31, 2005
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$6,310	7,231
Accounts receivable	159,459	178,124
Derivative instruments	7,286	941
Deferred tax assets	21,533	77,346
Other current assets	39,803	52,283
Total current assets	234,391	315,925

Net property and equipment	2,488,117	3,200,018

Derivative instruments	1,410	—
Goodwill	86,984	87,072
Other assets	30,987	42,531
	$2,841,889	3,645,546

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$217,716	312,076
Accrued interest	18,016	4,260
Derivative instruments	58,858	151,678
Asset retirement obligations	1,497	33,329
Other current liabilities	19,883	21,573
Total current liabilities	315,970	522,916

Long-term debt	1,056,363	884,807
Asset retirement obligations	59,502	178,225
Other liabilities	44,596	45,691
Deferred income taxes	146,444	329,385
Total liabilities	1,622,875	1,961,024

Shareholders’ equity:
Common stock	6,465	6,455
Capital surplus	1,225,109	1,529,102
(Accumulated deficit) retained earnings	(27,035)	217,293
Accumulated other comprehensive income (loss)	64,556	(18,220)
Treasury stock, at cost	(50,081)	(50,108)
Total shareholders’ equity	1,219,014	1,684,522
	$2,841,889	3,645,546

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(In thousands, except per share amounts)
Revenue:
Oil and gas sales:
Natural gas	$127,053	154,526
Oil, condensate, and natural gas liquids	92,043	104,344
Total oil and gas sales	219,096	258,870
Marketing, processing, and other	2,350	1,421
Total revenue	221,446	260,291

Operating expenses:
Lease operating expenses	45,331	47,860
Production and property taxes	10,728	9,897
Transportation costs	4,729	5,172
General and administrative (including stock based compensation of $7,854 in 2006 and $128 in 2005)	17,136	10,756
Depreciation and depletion	77,668	96,276
Accretion of asset retirement obligations	3,352	4,277
Impairments	—	2,924
Spin-off and merger costs	5,416	—
Total operating expenses	164,360	177,162
Earnings from operations	57,086	83,129

Other income and expense:
Interest expense	15,151	14,499
Unrealized losses on derivative instruments, net	24,114	6,580
Realized losses on derivative instruments, net	3,915	532
Other expense, net	860	1,401
Total other income and expense	44,040	23,012

Earnings before income taxes and discontinued operations	13,046	60,117
Income tax expense:
Current	1,002	1,557
Deferred	10,795	19,689
Total income tax expense	11,797	21,246

Earnings from continuing operations	1,249	38,871
Income from discontinued operations, net of tax	2,422	—
Net earnings	$3,671	38,871

Weighted average number of common shares outstanding:
Basic	62,115	60,209
Diluted	63,170	62,088

Basic net earnings per common share:
Earnings from continuing operations	$0.02	0.65
Income from discontinued operations, net of tax	0.04	—
Net earnings per common share	$0.06	0.65

Diluted net earnings per common share:
Earnings from continuing operations	$0.02	0.63
Income from discontinued operations, net of tax	0.04	—
Net earnings per common share	$0.06	0.63

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(In thousands)
Cash flows from operating activities:
Net earnings	$3,671	38,871
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	77,668	96,276
Accretion of asset retirement obligations	3,352	4,277
Impairment of oil and gas properties	—	2,924
Unrealized losses on derivative instruments, net	24,114	6,580
Amortization of deferred derivative losses	15,204	—
Deferred income tax expense	12,022	19,689
Stock-based compensation	7,315	128
Other, net	886	(1,262)

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(13,988)	(6,243)
Other current assets	(20,716)	(1,599)
Accounts payable	(6,499)	(35,543)
Accrued interest and other current liabilities	11,506	11,985
Net cash provided by operating activities	114,535	136,083

Cash flows from investing activities:
Capital expenditures for property and equipment:
Exploration, development, and acquisition costs	(465,175)	(96,603)
Other fixed assets	(2,643)	(693)
Proceeds from sales of assets	1,018	6,867
Other, net	106	(6,217)
Net cash used by investment activities	(466,694)	(96,646)

Cash flows from financing activities:
Proceeds from bank borrowings	876,818	363,953
Repayments of bank borrowings	(527,415)	(477,000)
Proceeds from the exercise of options and warrants and employee stock purchases	2,250	24,383
Other, net	(24)	1,079
Net cash provided (used) by financing activities	351,629	(87,585)

Effect of exchange rate changes on cash	(391)	(1,295)

Net decrease in cash and cash equivalents	(921)	(49,443)
Cash and cash equivalents at beginning of period	7,231	55,251
Cash and cash equivalents at end of period	$6,310	5,808